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                                                                     EXHIBIT 8.1

                   [Luse Gorman Pomerenk & Schick Letterhead]


                                     FORM OF
                               FEDERAL TAX OPINION

(202) 274-2000


___________, 2002


Board of Directors
The Provident Bank
830 Bergen Avenue
Jersey City, New Jersey 07306-4599

         Re:      Federal Income Tax Opinion Relating to Conversion of
                  The Provident Bank from a New Jersey-Chartered Mutual Savings Institution to a New Jersey Stock Savings Institution

Gentlemen:

     In accordance with your request, set forth below is the opinion of this firm relating to the Federal income tax consequences of the proposed conversion (the "Conversion") of The Provident Bank (the "Bank") from a New Jersey-chartered mutual savings bank to a New Jersey-chartered capital stock savings bank. In the Conversion, all of the Bank's to-be-issued capital stock will be acquired by Provident Financial Services, Inc., a newly organized Delaware corporation (the "Holding Company").

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Holding Company's Registration Statement on Form S-1 relating to the proposed issuance of up to 55,587,050 shares of common stock par value $.01 per share and the Plan of Conversion adopted by the Bank on April 26, 2002 and amended on July 25, 2002 (the "Plan"), the New Jersey Mutual Certificate of Incorporation and Bylaws of the Bank, the New Jersey Stock Certification of Incorporation and Bylaws of the Bank, and the Delaware Certificate of Incorporation and Bylaws of the Holding Company. In such examination, we have assumed and have not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined. Capitalized terms used herein but not defined herein, shall have the same meaning as set forth in said documents.

     In issuing our opinion, we have assumed that the Plan has been duly and validly authorized and has been approved and adopted by the board of directors of the Bank at a meeting duly called

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The Provident Bank
_____________, 2002
Page 2

and held; that the Bank will comply with the terms and conditions of the Plan, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan under state and local tax laws and under Federal income tax laws except on the basis of the documents and assumptions described above.

     In issuing the opinion set forth below, we have relied solely on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"); existing and proposed Treasury Regulations (the "Regulations") thereunder; current administrative rulings, notices and procedures; and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

     In rendering our opinion, we have assumed that the persons and entities identified in the Plan of Conversion will at all times comply with applicable state and Federal laws and the representations of the Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan. Any variations may affect the opinions we are rendering. For purposes of this opinion, we are relying on the representations provided to us by the Bank, which are incorporated herein by reference.

                                   BACKGROUND

     The Bank is a New Jersey chartered mutual savings bank which is in the process of converting to a New Jersey chartered stock savings bank. As a New Jersey charted mutual savings bank, the Bank has no authorized capital stock. Instead the Bank, in mutual form, has a unique equity structure. A depositor in the Bank is entitled to payment of interest on his account balance as declared and paid by the Bank. A depositor has no right to a distribution of any earnings of the Bank except for interest paid on his deposit but rather such earnings become retained earnings of the Bank. However, a depositor has a right to share, pro rata, with respect to the withdrawal value of his account, in any liquidation proceeds distributed in the event the Bank is liquidated. All of the interests held by a depositor cease when such depositor closes his account with the Bank.

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The Provident Bank
_____________, 2002
Page 3

                              PROPOSED TRANSACTION

     The Holding Company has been formed under the laws of the State of Delaware for the purpose of the proposed transactions described herein, to engage in business as a savings bank holding company and to hold all of the stock of the Stock Bank. The Holding Company will issue shares of its voting common stock ("Holding Company Conversion Stock"), upon completion of the mutual-to-stock conversion of the Bank, to persons purchasing such shares as described in greater detail below.

     Following regulatory approval, the Plan provides for the offer and sale of shares of Holding Company Conversion Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (i) Eligible Account Holders of the Bank, (ii) the Bank's newly formed employee stock ownership plan, and (iii) officers, directors and employees of the Bank, all as described in the Plan. All shares must be sold, and to the extent the stock is available, no subscriber will be allowed to purchase fewer than 25 shares of Holding Company Conversion Stock. If shares remain after all orders are filled in the three preference categories described above, the Plan calls for a Community Offering for the sale of shares not purchased under the preference categories, and a Syndicated Community Offering for the shares not sold in the Community Offering.

     Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The aggregate purchase price at which all shares of Holding Company Conversion Stock will be offered and sold pursuant to the Plan will be equal to the estimated proforma market value of the Bank, as converted. The estimated proforma market value will be determined by RP Financial, LC, an independent appraiser. The conversion of the Bank from mutual-to-stock form and the sale of newly issued shares of the stock of the Stock Bank to the Holding Company will be deemed effective concurrently with the closing of the sale of Holding Company Conversion Stock.

     In furtherance of the Bank's commitment to its community, this Plan provides for the establishment of a charitable foundation ("Foundation") as part of the Conversion. The Foundation is intended to complement the Bank's existing community reinvestment activities in a manner that will allow the Bank's local communities to share in the growth and profitability of the Holding Company and the Bank over the long term. Consistent with the Bank's goal, the Holding Company intends to donate to the Foundation cash and shares of Common Stock, in an aggregate amount up to 6% of the value of the shares of Holding Company Conversion Stock.

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The Provident Bank
_____________, 2002
Page 4

                               OPINION OF COUNSEL

     This opinion is given as of the date hereof. In issuing our opinion, we have referred solely to existing provisions of the Code, existing and proposed Treasury Regulations promulgated thereunder, current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of such opinions.

     We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Internal Revenue Service or a court.

     Based solely upon the foregoing information, we render the following opinion:

     1. The change in the form of operation of the Bank from a New Jersey mutual savings bank to a New Jersey stock savings bank, as described above, will constitute a reorganization within the meaning of Code Section 368(a)(1)(F), and no gain or loss will be recognized to either the Bank or to Stock Bank as a result of such Conversion. See Rev. Rule. 80-105, 1980-1 C.B. 78. The Bank and Stock Bank will each be a party to a reorganization within the meaning of Code
Section 368(b). Rev. Rul. 72-206, 1972-1 C.B. 104.

     2. No gain or loss will be recognized by Stock Bank on the receipt of money from Holding Company in exchange for its shares or by Holding Company upon the receipt of money from the sale of Holding Company Conversion Stock. Code
Section 1032(a).

     3. The assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion. Code Section 362(b).

     4. The holding period of the Bank's assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. Code Section 1223(2).

     5. No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of Stock Bank, in exchange for their deemed ownership interests in the Bank. Code Section 354(a).

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The Provident Bank
_____________, 2002
Page 5

     6. The basis of the account holders' deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. The basis of each Eligible Account Holder's interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property.

     7. It is more likely than not that the fair market value of the non-transferable subscription rights to purchase Holding Company Conversion Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase Holding Company Conversion Stock. No taxable income will be realized by the Eligible Account Holders or other eligible subscribers as a result of the exercise of the nontransferable subscription rights. Rev. Rul. 56-572, 1956-2 C.B. 182.

     8. It is more likely than not that the basis of the Holding Company Conversion Stock to its stockholders will be the purchase price thereof. (Section 1012 of the Code). The stockholder's holding period will commence upon the exercise of the subscription rights. (Section 1223(6) of the Code).

     9. For purposes of Section 381 of the Code, the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization. (Treas. Reg. Section 1.381(b)-(1)(a)(2)).

     10. The part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, the Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion. Treas. Reg. Section 1.381(b)-1(a)(2).

     11. The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank. Treas. Reg. Section 1.381(b)-1(a)(2).

     Notwithstanding any reference to Code Section 381 above, no opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Bank or its successor, Stock Bank, under the Code.

     Our opinion under paragraph 7 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights.

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The Provident Bank
_____________, 2002
Page 6

Our opinion under paragraphs 7 and 8 is based on the position that the subscription rights to purchase shares of Holding Company Conversion Stock received by Eligible Account Holders and Other Members have a fair market value of zero. We understand that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Conversion Stock at the same price to be paid by members of the general public in any Community Offering. We also note that the Internal Revenue Service has not in the past concluded that subscription rights to purchase Holding Company Conversion Stock have value. If the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or Stock Bank may be taxable on the distribution of the subscription rights.

                                     CONSENT

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 ("Registration Statement") of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion, as an exhibit to the Application for Approval to Convert to a Stock Savings Bank ("Application") of the Bank filed with the New Jersey Department of Banking and Insurance with respect to the Conversion and as an exhibit to the Notice of Intent to Convert to Stock Form ("Notice") filed with the FDIC with respect to the Conversion, as applicable. We also hereby consent to the references to this firm in the prospectus which is a part of the Registration Statement, the Application and the Notice.

                                 USE OF OPINION

     This opinion is rendered solely for the benefit of the Holding Company and the Bank, and may not be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person without our prior written consent. We expressly consent to the use of and reliance on this opinion by KPMG LLP in issuing its state tax opinion to the Bank.

                                                 Very truly yours,


                                                 LUSE GORMAN POMERENK & SCHICK,
                                                   A PROFESSIONAL CORPORATION


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